Exhibit 99.1

Peapack-Gladstone Financial Corporation to Acquire Quadrant Capital Management, LLC.

Bedminster, New Jersey – September 14, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank (the “Bank”), announced today that it has entered into an agreement to acquire Fairfield NJ-based Quadrant Capital Management, LLC (“Quadrant”). After up front transaction costs, the Company anticipates that the purchase will be immediately accretive to earnings. The transaction is expected to close in the fourth quarter of 2017.

Established in 2001 by Jeff Fisher and Jim Kearney, both formerly of JP Morgan, Quadrant is a boutique wealth management firm that offers sophisticated financial planning, investment, tax, retirement and insurance advice and services to its clients. The institution currently has over $400 million in client assets under management.

“Quadrant and Peapack-Gladstone Bank are both committed to helping clients manage their wealth, plan for the future, navigate risk and provide for future generations,” said John P. Babcock, President of Private Wealth Management at Peapack-Gladstone Bank. He continued, “Quadrant has a high-quality team of professionals with a deep understanding of the investment management and financial planning processes. Fundamentally our philosophies are the same, and we are excited to be able to attract this team of professionals to be part of the Peapack-Gladstone Bank’s growing wealth management organization.”

“We are delighted to join forces with Peapack-Gladstone Bank. This combination enhances Quadrant’s ability to meet client needs through access to trust and banking services, while assuring our clients of long term continuity in the management of their financial affairs,” said both Jeff Fisher and Jim Kearney from Quadrant.

The private wealth management division of Peapack-Gladstone Bank is one of the largest trust company and asset managers in New Jersey, with a current market value of approximately $4.7 billion of assets under management and administration at August 31, 2017. Geographically, the Quadrant transaction offers an ideal location to complement the Bank’s wealth management presence in NJ. Along with the July 31, 2017 acquisition of Murphy Capital Management, this acquisition supports the Bank’s overall wealth management growth strategy.

Park Sutton Advisors LLC served as financial advisor and McElroy, Deutsch, Mulvaney & Carpenter LLP served as legal counsel to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.17 billion as of June 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to realize expected revenue synergies from our wealth acquisitions in the amounts or the timeframe anticipated;
•	inability to retain customers and employees from our wealth acquisitions;
•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.